Exhibit (a)(3)

                         CABLEVISION SYSTEMS CORPORATION

               FORM OF NOTICE OF WITHDRAWAL OF OPTIONS AND RIGHTS
                         PREVIOUSLY ELECTED FOR EXCHANGE
            PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 23, 2003

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If you previously elected to exchange your eligible options and eligible rights for restricted shares and you would like to withdraw your election to exchange, you must complete and sign this Notice of Withdrawal and return it by hand, overnight delivery or regular mail to:

By Hand:                   By Overnight Delivery:     By Mail:
-------                    ---------------------      --------
Mellon Investor Services   Mellon Investor Services   Mellon Investor Services
Reorganization Department  Reorganization Department  Reorganization Department
120 Broadway, 13th Floor   85 Challenger Road         PO Box 3301
New York, NY 10271         Mail Stop - Reorg          South Hackensack, NJ 07606
                           Ridgefield Park, NJ 07660

We must receive your Notice of Withdrawal before 5:00 p.m., New York time, on February 21, 2003, unless the offer is extended, in which case this notice must be received before the extended expiration of the offer. You can call 1-866-825-8876 to confirm that your Notice of Withdrawal has been received.

If you have questions regarding the withdrawal of your election, please contact Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780.
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FROM: NAME :
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      SOCIAL SECURITY NO.:
                          ------------------------
      DAYTIME PHONE NO.:
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TO:   CABLEVISION SYSTEMS CORPORATION

         I previously received the Offer to Exchange dated January 23, 2003, the form of Restricted Shares Agreement, the Amended and Restated Employee Stock Plan (the "Plan") and the Summary Description of the Plan (which constitutes a part of the prospectus covering the Cablevision NY Group Class A Common Stock, par value $.01 per share ("common shares"), that have been registered under the Securities Act of 1933).

         I signed and returned the Letter of Transmittal, thereby electing to exchange my eligible options and eligible rights for restricted common shares of Cablevision. I now wish to withdraw my election. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Section 4 of the Offer to Exchange and the instruction above, I will be withdrawing my election with respect to all my eligible options and all my eligible rights.

         By withdrawing my election, I understand that I will not receive any restricted shares for, and will continue to hold, the options and rights withdrawn from the election, which will continue to be governed by the terms and conditions of the Plan, and by the terms and conditions of the existing award agreement(s) between Cablevision and me.

          [_] (Check only if applicable) I previously sent a check made to the order of "Mellon Investor Services (Cablevision Exchange Offer)" in the amount of $__________ representing the par value amount of the restricted shares I had previously elected for exchange. I request that you void that check and mail it back to me.

         I have completed and signed the following exactly as my name appears on the original Letter of Transmittal.

SIGNATURE:                                               DATE:
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PRINT NAME:
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